Exhibit 99.2

9/F, Office Tower C1, Oriental Plaza, 1 East Chang An Ave., Dongcheng District

Beijing 100738, PRC

Tel: +86 10 8525 5500 Fax: +86 10 8525 5511 / 8525 5522

Beijing · Shanghai · Shenzhen · Hong Kong

www.hankunlaw.com

May 28, 2021

To: Aihuishou International Co. Ltd. (the “Company”)

12th Floor, No. 6 Building, 433 Songhu Road, Shanghai

People’s Republic of China

Dear Sirs or Madams:

We are lawyers qualified in the People’s Republic of China (the “PRC” or “China”, which, for purposes of this opinion only, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or Taiwan) and as such are qualified to issue this opinion on the laws, regulations, rules, judicial interpretations and other legislations of the PRC effective as of the date hereof.

We are acting as PRC counsel to the Company in connection with (i) the proposed initial public offering (the “Offering”) of the Company’s American depositary shares (the “ADSs”), each representing a certain number of Class A ordinary shares, par value of US$0.001 per share, of the Company (the “Class A Ordinary Shares”), as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (ii) the Company’s proposed listing of the ADSs on the New York Stock Exchange.

A. Documents and Assumptions

In rendering this opinion, we have carried out due diligence and examined copies of the Registration Statement, due diligence documents and other materials provided to us by the Company and the PRC Companies (as defined below), and such other documents, corporate records and certificates issued by the relevant Governmental Agencies in the PRC (collectively, the “Documents”). In giving this opinion, we have made the following assumptions (the “Assumptions”):

(1)

all signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

(2)

each of the parties to the Documents, other than the PRC Companies, (i) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, (ii) if an individual, has full capacity for civil conduct; each of them, other than the PRC Companies, has full power and authority to execute, deliver and perform its, her or his obligations under the Documents to which it, she or he is a party in accordance with the laws of its jurisdiction of organization and/or the laws that it, she or he is subject to;

(3)

the Documents presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this opinion;

(4)	the laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

(5)

all requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Companies in connection with this opinion, including but not limited to the statements set forth in the Documents, are true, correct and complete;

(6)	all explanations and interpretations provided by government officials duly reflect the official position of the relevant Governmental Agencies and are complete, true and correct;

(7)	each of the Documents is legal, valid, binding and enforceable in accordance with their respective governing laws other than PRC Laws (as defined below) in any and all respects;

(8)

all consents, licenses, permits, approvals, exemptions or authorizations required by, and all required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the PRC in connection with the transactions contemplated under the Documents have been obtained or made, and are in full force and effect as of the date thereof; and

(9)

all Governmental Authorizations (as defined below) and other official statements and documentation obtained by the Company or any PRC Company from any Governmental Agency have been obtained by lawful means in due course, and the Documents provided to us conform with those documents submitted to Governmental Agencies for such purposes.

In addition, we have assumed and have not verified the truthfulness, accuracy and completeness as to factual matters of each Document we have reviewed.

B. Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows.

“Governmental Agency”	means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or any body exercising, or entitled to exercise, any administrative, judicial, legislative, law enforcement, regulatory, or taxing authority or power of a similar nature in the PRC.

“Governmental Authorization”	means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws.

“M&A Rules”	means the Provisions on Merging and Acquiring Domestic Enterprises by Foreign Investors, which was promulgated by six Governmental Agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the SAFE, on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009.

“PRC Companies”	means, collectively, all entities listed in Appendix A hereof, and each, a “PRC Company”.

“PRC Laws”	means all applicable national, provincial and local laws, regulations, rules, notices, orders, decrees and judicial interpretations of the PRC currently in effect and publicly available on the date of this opinion.

“SAFE”	means the State Administration of Foreign Exchange of the PRC.

“VIEs”	means Shanghai Wanwuxinsheng Environmental Protection Technology Group Co., Ltd. (上海万物新生环保科技集团有限公司) and Shenzhen Lvchuang Network Technology Co., Ltd. (深圳市绿创网络科技有限公司).

“WFOE”	means Shanghai Aihui Trading Co., Ltd. (上海艾慧商贸有限公司).

C. Opinions

Based on our review of the Documents and subject to the Assumptions and the Qualifications (as defined below), we are of the opinion that:

(1)

Corporate Structure. Based on our understanding of the explicit provisions under the current PRC Laws, (i) the ownership structures of WFOE and VIEs in China, both currently and immediately after giving effect to this Offering, are not in violation of mandatory PRC laws and regulations currently in effect in all material respects, and the ownership structure of other PRC Companies as set forth in the Registration Statement, both currently and immediately after giving effect to this Offering, are not in violation of mandatory PRC laws and regulations in effect in all material respects; (ii) the contractual arrangements between WFOE, VIEs and their respective shareholders, currently and immediately after giving effect to this Offering, are not in violation of mandatory PRC laws and regulations currently in effect in all material respects, and are valid, binding upon each party to such arrangements and enforceable against each party thereto in accordance with their terms and applicable PRC laws and regulations currently in effect. However, there are substantial uncertainties regarding the interpretation and application of current and future PRC Laws, it is uncertain whether any new PRC Laws relating to variable interest entity structures will be adopted or if adopted, what they would provide.

(2)

M&A Rules. Based on our understanding of the explicit provisions under current PRC Laws, the CSRC’s approval may not be required for the listing and trading of the Company’s ADSs on the New York Stock Exchange in the context of this Offering, given that: (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings similar to the Offering are subject to the M&A Rules; (ii) the Company did not establish its PRC subsidiaries through merger with or acquisition of PRC domestic companies using equities as consideration as defined in the M&A Rules; and (iii) no provision in the M&A Rules classifies the contractual arrangements with variable interest entities as a type of acquisition that fall within the M&A Rules. However, there remains uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

(3)

Enforceability of Civil Procedures. There is uncertainty as to whether the courts of China would (i) recognize or enforce judgments of United States courts obtained against the Company or its directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (ii) entertain original actions brought in each respective jurisdiction against the Company or its directors or officers predicated upon the securities laws of the United States or any state in the United States. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against the Company or its directors and officers if they decide that the judgment violates the basic principles of PRC Laws or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

(4)

Taxation. The statements made in the Registration Statement under the caption “Taxation—People’s Republic of China Taxation” and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Taxation-PRC”, with respect to the PRC tax laws and regulations, constitute true and accurate descriptions of the matters described therein in all material aspects.

(5)

Statement in the Registration Statement. The statements in the Registration Statement under the sections entitled “Prospectus Summary”, “Risk Factors”, “Corporate History and Structure”, “Enforceability of Civil Liabilities”, “Use of Proceeds”, “Dividend Policy”, “Business”, “Related Party Transactions”, and “Regulation”, to the extent that they describe or summarize matters of PRC Laws, are true, correct and accurate in all material respects, and nothing has been omitted from such statements which would make the same misleading in any material respect.

Our opinions expressed above are subject to the following qualifications (the “Qualifications”):

(1)

Our opinions are limited to PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC, and we have assumed that no such other laws would affect our opinions expressed above.

(2)

PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

(3)

Our opinions are subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws in the PRC affecting creditors’ rights generally, and (ii) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights.

(4)

Our opinions are subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interests, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or the calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(5)

This opinion is issued based on our understanding of PRC Laws. For matters not explicitly provided under PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws, as well as their application to and effect on the legality, binding effect and enforceability of certain contracts, are subject to the final discretion of competent PRC legislative, administrative and judicial authorities. Under PRC Laws, foreign investment is restricted in certain industries.

(6)

The term “enforceable” or “enforceability” as used in this opinion means that the obligations assumed by the relevant obligors under the relevant Documents are of a type which the courts of the PRC may enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their respective terms and/or additional terms that may be imposed by the courts. As used in this opinion, the expression “to the best of our knowledge after due inquiry” or similar language with reference to matters of fact refers to the current, actual knowledge of the attorneys of this firm who have worked on matters for the Company in connection with the Offering and the transactions contemplated thereby. We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company, the PRC Companies and Governmental Agencies.

(7)

We have not undertaken any independent investigation, search or other verification action to determine the existence or absence of any fact or to prepare this opinion, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the PRC Companies or the rendering of this opinion.

(8)	This opinion is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole and no part shall be extracted and referred to independently.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name in such Registration Statement.

[SIGNATURE PAGE TO FOLLOW]

Yours faithfully,

/s/ HAN LAW OFFICES
HAN KUN LAW OFFICES

Appendix A

List of the PRC Companies

#	Name of PRC Companies
1	Shanghai Wanwuxinsheng Environmental Protection Technology Group Co., Ltd. (上海万物新生环保科技集团有限公司)
2	Shanghai Aihui Trading Co., Ltd. (上海艾慧商贸有限公司)
3	Shenzhen Runchu Technology Co., Ltd. (深圳市润楚科技有限公司)
4	Shanghai Yueou Information Technology Co., Ltd. (上海悦欧信息技术有限公司)
5	Shanghai Yueqi Information Technology Co., Ltd. (上海悦祁信息科技有限公司)
6	Shanghai Yuerui Information Technology Co., Ltd. (上海悦芮信息科技有限公司)
7	Shenzhen Lvchuang Network Technology Co., Ltd. (深圳市绿创网络科技有限公司)
8	Chengdu Yuechuan Network Information Technology Co., Ltd. (成都悦川网络信息技术有限公司)
9	Shanghai Yuecheng Network Information Technology Co., Ltd. (上海悦丞网络信息技术有限公司)
10	Leyi Commercial Factoring (Shenzhen) Co., Ltd. (乐易商业保理（深圳）有限公司)
11	Shanghai Yueyi Network Information Technology Co., Ltd. (上海悦亿网络信息技术有限公司)
12	Shanghai Yuechuan Network Information Technology Co., Ltd. (上海悦川网络信息技术有限公司)
13	Changzhou Yueyi Network Information Technology Co., Ltd. (常州悦亿网络信息技术有限公司)
14	Daye Yuecheng Network Information Technology Co., Ltd. (大冶悦丞网络信息技术有限公司)
15	Tianjin Yuechuan Network Information Technology Co., Ltd. (天津悦川网络信息技术有限公司)
16	Nantong Yueyi Network Information Technology Co., Ltd. (南通悦亿网络信息技术有限公司)
17	Hainan Yueyi Network Information Technology Co., Ltd. (海南悦亿网络信息技术有限公司)

Appendix A